Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Fourth Quarter 2010 Results

NEW YORK, FEBRUARY 15, 2011 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the fourth quarter of 2010 increased 7.4% to $246.5 million from $229.6 million in the fourth quarter of 2009. Omnicom’s diluted net income per common share in the fourth quarter of 2010 increased 13.7% to $0.83 per share from $0.73 per share in the fourth quarter of 2009.

Worldwide revenue increased 9.8% to $3,586.8 million from $3,265.9 million in the fourth quarter of 2009. Domestic revenue for the fourth quarter of 2010 increased 12.6% to $1,836.4 million compared to $1,630.4 million in the fourth quarter of 2009. International revenue increased 7.0% to $1,750.4 million compared to $1,635.5 million in the fourth quarter of 2009.

Omnicom’s net income for the twelve months ended December 31, 2010 increased 4.4% to $827.7 million from $793.0 million in the same period in 2009. Omnicom’s diluted net income per common share for the twelve months ended December 31, 2010 increased 6.7% to $2.70 per share in 2010 from $2.53 per share in the same period in 2009.

Worldwide revenue for the twelve months ended December 31, 2010 increased 7.0% to $12,542.5 million from $11,720.7 million in the same period in 2009. Domestic revenue for the twelve months ended December 31, 2010 increased 8.2% to $6,683.1 million from $6,178.4 million in the same period in 2009. International revenue for the twelve months ended December 31, 2010 increased 5.7% to $5,859.4 million from $5,542.3 million in the same period in 2009.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(Dollars in Millions, Except Per Share Data)

Three Months Ended December 31,	2010	2009
Revenue	$3,586.8	$3,265.9
Operating expenses, excluding amortization of intangibles	3,127.0	2,851.2

Earnings before interest, taxes and
amortization of intangibles (a)	459.8	414.7
Amortization of intangibles	20.2	15.1

Operating income	439.6	399.6
Net interest expense	32.1	28.6

Income before income taxes	407.5	371.0
Income tax expense	139.4	124.7
Income from equity method investments	10.4	10.3

Net Income	278.5	256.6
Less: Net income attributed to noncontrolling interests	32.0	27.0

Net Income - Omnicom Group Inc.	246.5	229.6
Less: Net income allocated to participating securities	2.5	2.5

Net income available for common shares	$244.0	$227.1

Net Income per common share - Omnicom Group Inc.
Basic	$0.84	$0.74
Diluted	$0.83	$0.73

Weighted average shares (in millions)
Basic	290.5	308.9
Diluted	295.7	312.9

Dividend declared per common share	$0.20	$0.15

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with GAAP.

Omnicom Group Inc.

(Unaudited)
(Dollars in Millions, Except Per Share Data)

Twelve Months Ended December 31,	2010	2009
Revenue	$12,542.5	$11,720.7
Operating expenses, excluding amortization of intangibles	11,011.5	10,289.5

Earnings before interest, taxes and
amortization of intangibles (a)	1,531.0	1,431.2
Amortization of intangibles	70.8	56.3

Operating income	1,460.2	1,374.9
Net interest expense	109.8	100.7

Income before income taxes	1,350.4	1,274.2
Income tax expense	460.2	433.6
Income from equity method investments	33.5	30.8

Net Income	923.7	871.4
Less: Net income attributed to noncontrolling interests	96.0	78.4

Net Income - Omnicom Group Inc.	827.7	793.0
Less: Net income allocated to participating securities	8.0	9.1

Net income available for common shares	$819.7	$783.9

Net Income per common share - Omnicom Group Inc.
Basic	$2.74	$2.54
Diluted	$2.70	$2.53

Weighted average shares (in millions)
Basic	299.6	308.2
Diluted	303.5	310.4

Dividend declared per common share	$0.80	$0.60

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with GAAP.